UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 1, 2010
The Navigators Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-15886	13-3138397

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6 International Drive, Rye Brook, NY	10573

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (914) 934-8999
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into A Material Definitive Agreement
On April 1, 2010, the Company entered into a $140 million credit facility agreement entitled “Fifth Amended and Restated Credit Agreement” with JPMorgan Chase Bank, N.A., as Administrative Agent, and a syndicate of lenders. The credit facility is a letter of credit facility. This new credit facility replaced a $75 million letter of credit facility that expired by its terms on April 2, 2010. The credit facility will continue to be used primarily to support the Company’s capacity at its Lloyd’s of London operations.
The Company may request that the facility be increased by an amount not to exceed $25 million. The credit facility contains customary covenants for facilities of this type, including restrictions on indebtedness and liens, limitations on mergers, dividends and the sale of assets, and requirements as to maintaining certain consolidated tangible net worth, statutory surplus and other financial ratios. The credit facility also provides for customary events of default, including failure to pay principal, interest or fees when due, failure to comply with covenants, any representation or warranty made by the Company being false in any material respect, default under certain other indebtedness, certain insolvency or receivership events affecting the Company and its subsidiaries, the occurrence of certain material judgments, or a change in control of the Company, and upon an event of default the lenders (subject to the consent of the requisite percentage of the lenders) may immediately terminate their obligations to issue letters of credit, declare the Company’s obligations under the credit facility to become immediately due and payable, and require the Company to deposit in a collateral account cash collateral with a value equal to 103% of the aggregate face amount of any outstanding letters of credit. The credit facility expires on March 31, 2011. The facility is secured by a pledge of the stock of certain insurance subsidiaries of the Company pursuant to a Second Amended and Restated Pledge Agreement, dated as of April 3, 2009.
Fees payable by the Company under the credit facility include a fee on the daily unused portion of each lender’s letter of credit participation amount, a letter of credit fronting fee with respect to each letter of credit and a letter of credit participation fee with respect to each letter of credit. The applicable margin and applicable fee rate payable under the credit facility are determined in accordance with the table set forth below based on the Company’s status as determined from its then-current ratings issued by S&P and Moody’s with respect to the Company’s senior unsecured long-term debt securities without third-party credit enhancement; provided that if the S&P and Moody’s ratings are not on the same level, the better rating will apply if they differ by one level, otherwise the lower rating will apply. If at any time the Company does not have both an S&P and Moody’s rating, then the Company’s status will be determined by the rating that it then has, and if at any time the Company has neither an S&P nor a Moody’s rating, Level IV Status applies. As of April 1, 2010, the Company was at the Level II Status.

Applicable Fee Rate	Level I Status	Level II Status	Level III Status	Level IV Status
Applicable Unused Fee Rate	0.30%	0.375%	0.500%	0.625%
Letter of Credit Participation Fee	1.50%	1.75%	2.00%	2.50%
Applicable Margin	0.50%	0.75%	1.00%	1.50%

The existing letters of credit which were issued and outstanding under the expired credit facility in an aggregate amount of $468,000.00 issued in U.S. dollars and in an aggregate amount of £50,117,000.00 issued in British pounds are deemed to be issued under the new credit facility. The foregoing description of the credit facility is qualified by reference to the full text of the credit facility, which is attached hereto as Exhibit 10.1.
The Administrative Agent and the Lenders under the credit facility and their respective affiliates have various relationships with the Company and its subsidiaries, including the Administrative Agent acting as trustee for the Company’s senior unsecured debt.

Item 1.02.	Termination of a Material Definitive Agreement.
See Item 1.01 above.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement
See Item 1.01 above.

Item 9.01.	Financial Statements and Exhibits
(d) Exhibits

10.1	Fifth Amended and Restated Credit Agreement among the Company and the Lenders

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE NAVIGATORS GROUP, INC.
By:	/s/ Bruce J. Byrnes
	Name:	Bruce J. Byrnes
	Title:	Senior Vice President, General Counsel and Assistant Secretary
Date: April 6, 2010

EXHIBIT INDEX

Exhibit No.	Exhibit

10.1	Fifth Amended and Restated Credit Agreement among the Company and the Lenders